Exhibit 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of August 17, 2020 (the “Effective Date”), by and between Kablooe, Inc., a New York corporation (the “Company”) and Tom KraMer, an individual (“Executive”). Each of the Company and the Executive may be referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Company and the Executive are parties to that certain Asset Purchase Agreement, dated effective as of August 17, 2020, by and among Forward Industries, Inc. (“Forward”), the Company, Kablooe Design, Inc., a Minnesota corporation (“Kablooe”), and the Executive (the “Acquisition Agreement”);

WHEREAS, pursuant to the Acquisition Agreement, the Company purchased substantially all of the assets of Kablooe of which the Executive is the sole owner;

WHEREAS, the Company desires to employ the Executive and to ensure the continued availability to the Company of Executive’s services post-acquisition, and the Executive is willing to accept such employment and render such services on the terms and conditions set forth herein; and

WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of this Agreement and for a reasonable time following the termination of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:

1.             EMPLOYMENT TERM

The term of employment hereunder (the “Term”) shall commence on the Commencement Date (as defined herein) and shall continue for five (5) years thereafter, unless earlier terminated in accordance with the terms of this Agreement. For purposes of this Agreement, the “Commencement Date” shall be the date in which that certain Transition Services Agreement by and between Kablooe, the Company and Executive dated as of even date herewith is terminated or otherwise expires.

2.             EMPLOYMENT DUTIES AND SERVICES

The Company hereby employs the Executive as its Chief Executive Officer for the Term of this Agreement, and the Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position. In such position, the Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by Forward’s President (and Chief Executive Officer) and the Board of Directors of Forward (the “Board”), which duties, authority, and responsibilities are consistent with the Executive's position. The duties, authority and responsibilities undertaken by the Executive may be altered or modified from time to time by Forward’s President (and Chief Executive Officer), and the Board; provided, however, that the Executive’s duties and responsibilities shall be no less than those traditionally inherent in the position of Chief Executive Officer. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and Forward, and any changes thereto that are applicable to the employees of the Company and Forward in general.

Subject to reasonable absences for vacation and illness in accordance with Company (or Forward’s) policies, the Executive shall serve the Company faithfully and to the best of Executive’s ability and shall devote Executive’s full time and attention to the business and affairs of the Company and Forward, and consistent with the restrictive covenants set forth in Section 9, will not engage in consulting work or any trade or business for Executive’s own account or for and on behalf of any other Person (as defined below) that competes, conflicts or materially interferes with the performance of Executive’s duties hereunder in any way. Notwithstanding the foregoing, the Executive may engage in charitable activities, for reasonable periods of time during the Term so long as such charitable activities do not interfere with the Executive’s obligations under this Agreement. The Executive also shall perform services for Forward and such subsidiaries of Forward, including but not limited to Intelligent Product Solutions, Inc. and Forward Industries (IN), Inc. as may be necessary and requested from time to time.

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3.             COMPENSATION

(a)           Salary. The Executive shall be entitled to receive for all services rendered by the Executive in any and all capacities in connection with the Executive’s employment hereunder a salary (as it may be adjusted from time to time, “Salary”) at the rate of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per annum, payable in equal instalments in accordance with the prevailing practices of the Company (but not less frequently than monthly).

(b)           Bonus: Calculation and Payment.

(i)             The Executive shall be eligible to receive a bonus with respect to each full fiscal year or part thereof (subject to Sections 3-8 hereof) in respect of his employment hereunder, as set forth in this Section 3. The amount of bonus, if any, that the Executive is eligible to earn in any fiscal year during the Term hereof pursuant to this Section 3(b) shall be based on the fiscal targets and performance metrics that Forward’s Compensation Committee of the Board (the “Compensation Committee”) adopts, in its sole discretion, from year to year. The Executive’s bonus may be awarded to the Executive in a combination of cash, restricted stock, restricted stock units, stock options, and/or other equity, the combination and vesting of which shall be determined by the Compensation Committee in its sole discretion consistent with the terms of Forward’s equity incentive plan then in effect.

(ii)           The Compensation Committee shall have the authority to pay the Executive a discretionary bonus from time to time based upon the Executive’s and the Company’s performance.

(c)           Expenses. The Executive will be reimbursed for all reasonable and necessary expenses incurred by the Executive in carrying out the duties contemplated under this Agreement, in accordance with Company’s (or Forward’s) practices and procedures in effect from time to time, as such practices may be changed from time to time by the Board.

(d)           Benefits. The Executive shall be entitled to participate in all group health and other insurance programs and all other fringe benefits (including vacation) and retirement plans (including any 401(k) plan) or other compensatory plans that the Company (or Forward) may hereafter elect to make available to its executives generally on terms no less favorable than those provided to other executives generally, provided the Executive meets the qualifications therefor. This Agreement shall not require the Company to establish any such program or plan.

(e)           Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of authorized deductions and such amounts relating to taxes and other governmental assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

(f)            409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(i)             A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six month period measured from the date of such “separation from service” of the Executive, and (B) 30 days from the date of the Executive’s death.

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(ii)            With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that this foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

(iii)           For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within 60 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company to comply with Code Section 409A.

(g)           Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company and/or Forward, as applicable, pursuant to any such law, government regulation or stock exchange listing requirement).

4.             TERMINATION BY THE COMPANY FOR CAUSE

(a)           The Board may, by written notice given at any time during the Term, or any renewal thereof, terminate the employment of the Executive for Cause, as determined by the Board. For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)             willful misconduct in connection with the performance of any of his duties or services hereunder, including without limitation (1) misappropriation or improper diversion of funds, rights or property of the Company, Forward or any subsidiary or affiliate, or (2) securing or attempting to secure personally (including for the benefit of any family member, or person sharing the same household, or any entity (corporate, partnership, unincorporated association, proprietorship, limited liability company, trust, or otherwise) in which the Executive has any economic or beneficial interest) any profit or benefit in connection with any transaction entered into on behalf of the Company, Forward or any subsidiary or affiliate unless the transaction benefiting the entity has been approved by the Board upon the basis of full disclosure of such benefit, or (3) material breach of (x) any provision of this Agreement or (y) Forward’s Insider Trading Policy or Code of Business Conduct and Ethics or other material policy or procedure of the Company or any subsidiary or affiliate, as in effect from time to time, or (4) any other action in violation of the Executive’s fiduciary duty owed to the Company, Forward or any subsidiary or affiliate or the Executive’s acting in a manner adverse to the interests of the Company, Forward or any subsidiary or affiliate and for his own pecuniary benefit or that of a family member (or member of his household) or any entity (as described in clause (i)(2) of Section 4(a) above) in which he or any such Person has an economic or beneficial interest or (5) the Executive’s failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s, Forward’s or any subsidiary’s or affiliate’s business practices, whether internal or external. For purposes of this Agreement, “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

(ii)           willful failure, neglect or refusal to perform his duties or services under this Agreement, which failure, neglect or refusal shall continue for a period of 15 days after written notice thereof shall have been given to the Executive by or on behalf of the Board;

(iii)          commission of, conviction of, or nolo contendere or guilty plea in connection with, a felony or a crime of moral turpitude; and/or

(iv)          material breach or default by either of Executive or Kablooe under the Acquisition Agreement or any ancillary agreement entered into in connection therewith.

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(b)           Termination for Cause under paragraph (a) of this Section 4 shall be effective immediately upon the giving of such written notice. For purposes of this Agreement, an act or failure to act on the Executive’s part shall be considered “willful” if it was done or omitted to be done by him not in good faith.

(c)           Upon termination of employment by the Company for Cause, the Executive shall be entitled to receive, and his sole remedies under this Agreement shall be:

(i)             any earned and unpaid Salary accrued through the date of termination for Cause, payable in a lump sum not later than 15 days following the Executive’s termination of employment;

(ii)           compensation for any unused vacation days accrued in the fiscal year in which termination occurs through the date of termination, payable as in clause (i) of this Section 4(c);

(iii)          except for any bonus compensation (for which the Executive shall not be eligible), any unpaid benefits accrued through the day immediately prior to the date of termination that may be due the Executive under any employee benefit plans or programs of the Company (or Forward), payable in accordance with the terms of such plans or programs, together with any documented, unreimbursed business expenses, payable in accordance with the Company’s (or Forward’s) policies; and

(iv)          any stock options, grants of common stock, restricted share grants or other benefits under any of the Company’s (or Forward’s) compensation plans may not be exercised or obtained on or after the effective date of termination and shall be forfeited for no consideration in accordance with the provisions of the plan.

(d)           Termination of the Executive’s employment under this Section 4 shall be in addition to and not exclusive of any other rights and remedies that the Company has or may have relating to the Executive with respect to the facts and circumstances pertaining to such termination.

5.             TERMINATION BY THE EXECUTIVE FOR GOOD REASON OR TERMINATION WITHOUT CAUSE

(a)           In the event the Executive terminates his employment under this Agreement for Good Reason (as hereinafter defined), or in the event the Executive’s employment is terminated without Cause, which termination shall be effective as of the date specified by the Company in written notice delivered to the Executive not fewer than 15 days prior to the date of termination other than due to death or Disability (as hereinafter defined), the Executive shall be entitled to receive, and his sole remedies under this Agreement shall be:

(i)             any earned and unpaid Salary accrued through the date of termination, payable in a lump sum not later than 15 days following the Executive’s termination of employment;

(ii)            Salary, at the annualized rate in effect on the date of termination of the Executive’s employment (or, in the event a reduction in Salary is a basis for termination for Good Reason, then the Salary in effect immediately prior to such reduction), equal to the amount of Salary payable for a period of six months or at the longest period offered to other executives of the Company and/or Forward, which may be reviewed and increased by the Board from time to time, following such termination, payable in a lump sum not later than 15 days following the date the Release in Exhibit I becomes fully effective and nonrevocable by its terms;

(iii)           compensation for any unused vacation days accrued in the fiscal year in which termination occurs through the date of termination, payable as in clause (i) of this Section 5(a);

(iv)           any unpaid benefits accrued through the day immediately prior to the date of termination that may be due the Executive under any employee benefit plans or programs of the Company, payable in accordance with the terms of such plans or programs, together with any documented, unreimbursed business expenses, payable in accordance with the Company’s (or Forward’s) policies; and

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(v)           provided that the Release in Exhibit I becomes fully effective and nonrevocable by its terms, any stock options, grants of Common Stock, restricted share grants or other benefits under any of the Company’s (or Forward’s) compensation plans that were vested as of 5:00 PM New York time on the date immediately prior to the date of termination, may be exercised (in the case of options) or delivered (in the case of restricted stock) in accordance with the terms of such plans and any applicable plan award agreements with the Executive.

(b)           Termination by the Executive for Good Reason shall be effected by his giving prior written notice to the Company, in which case this Agreement shall terminate on the date specified in such notice; provided, however, that the circumstances or event asserted as the basis for termination for Good Reason must have occurred no later than 20 days before such notice, and provided, that such notice shall specify (i) in reasonable detail the circumstances or event asserted as the basis for termination for Good Reason, and (ii) a date of termination that shall be at least 30 days after the date of delivery of such notice; and provided, further, that the Company shall have the right during such 30 day period to remedy the circumstances or event giving rise to the notice of termination for Good Reason prior to the date specified in such notice, in which case no right of termination or other right shall exist.

(c)           For purposes of this Agreement, the term “Good Reason” shall mean:

(i)             the assignment to the Executive without his consent of duties materially inconsistent with the Executive’s position as contemplated by Section 2 of this Agreement;

(ii)            a decrease in annual Salary rate, other than an across the board decrease in salary applicable to all senior executives of the Company of not more than 10%;

(iii)           any failure by the Company to perform any material obligation under, or its breach of a material provision of, this Agreement; or

(iv)           pursuant to Section 13(b) of this Agreement, failure of any Successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would have had there been no Successor.

6.             TERMINATION FOR DEATH OR DISABILITY

(a)           The Executive’s employment shall terminate immediately upon his death or Disability (as hereinafter defined). Upon such termination, the Executive, his estate, or his beneficiaries, as the case may be, shall be entitled to receive, and their sole remedies under this Agreement shall be:

(i)             subject to Section 6(b), any earned and unpaid Salary accrued through the date of termination, payable in a lump sum not later than 15 days following the Executive’s termination of employment;

(ii)            subject to Section 6(b), compensation for any unused vacation days accrued in the fiscal year in which termination occurs through the date of termination, payable as in clause (i) of this Section 6(a);

(iii)           any unpaid benefits accrued through the date of termination that may be due the Executive under any employee benefit plans or programs of the Company (or Forward), payable in accordance with the terms of such plans or programs, together with any documented, unreimbursed business expenses, payable in accordance with the Company’s (or Forward’s) policies; and

(iv)           provided that the Release in Exhibit I becomes fully effective and nonrevocable by its terms (which may be executed upon the Executive’s death or Disability by his executor or estate, as applicable) any stock options, grants of Common Stock, restricted share grants or other benefits under any of the Company’s compensation plans that were vested as of 5:00 PM New York time on the date immediately prior to the date of termination, may be exercised (in the case of options) or delivered (in the case of restricted stock) in accordance with the terms of such plans and any applicable plan award agreements with the Executive.

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(b)           For purposes of this Agreement, the term “Disability” shall mean any disability, illness, or other incapacity that prevents the Executive from performing services as contemplated by Section 2, for 60 or more consecutive days, or for an aggregate of 90 days in any consecutive 12-month period. In such event, the Company shall have the right to terminate this Agreement upon 10 days’ prior written notice to the Executive. During the period of any such disability, illness, or incapacity, (i) the obligation of the Company to pay Salary to the Executive pursuant to Section 3 shall be reduced to the extent of any amount received by the Executive pursuant to any disability insurance policy maintained and paid for by the Company, and (ii) no bonus compensation or other employee benefits shall accrue or be earned or count toward proration. Termination under this Section shall not prejudice any rights of the Executive under disability policies, if any, being maintained by the Company (or Forward) for the Executive under the terms of this Agreement.

7.             TERMINATION UPON EXPIRATION OF THE TERM

(a)           The Executive’s employment shall terminate upon the expiration of the Term. Upon such termination, the Executive shall be entitled to receive, and his sole remedies under this Agreement shall be:

(i)             any earned and unpaid Salary accrued through the date of termination, payable in a lump sum not later than 15 days following the Executive’s termination of employment;

(ii)            compensation for any unused vacation days accrued in the fiscal year in which termination occurs through the date of termination, payable as in clause (i) of this Section 7(a);

(iii)           any unpaid benefits accrued through the date of termination that may be due the Executive under any employee benefit plans or programs of the Company (or Forward), payable in accordance with the terms of such plans or programs, together with any documented, unreimbursed business expenses, payable in accordance with the Company’s (or Forward’s) policies; and

(iv)          provided that the Release in Exhibit I becomes fully effective and nonrevocable by its terms, any stock options, grants of Common Stock, restricted share grants or other benefits under any of the Company’s compensation plans that were vested as of 5:00 PM New York time on the date immediately prior to the date of termination, may be exercised (in the case of options) or delivered (in the case of restricted stock) in accordance with the terms of such plans and any applicable plan award agreements with the Executive.

8.             OBLIGATIONS UPON TERMINATION

(a)           Upon the termination of employment for any reason hereunder, all provisions of this Agreement shall terminate except for Sections 4-12 of this Agreement and the provisions contained in Exhibit I hereto, the terms of which shall survive such termination, and the Company and Forward shall have no further obligation to the Executive hereunder, except as herein and therein expressly provided. The Company shall comply with the terms of settlement of all deferred compensation arrangements to which the Executive is a party in accordance with his duly executed deferral election forms and plan provisions.

(b)           In the event of a termination of employment by the Executive on his own initiative during the Term or any renewal thereof by delivery of written notice of such resignation 10 business days in advance, other than due to Disability or termination for Good Reason, the Executive shall have the same entitlements as provided in Section 4, Termination by the Company for Cause.

(c)           In the event of a termination of employment, payment made and performance by the Company in accordance with the provisions of Section 4, 5, 6, or 7 as the case may be, and this Section 8 shall operate to fully discharge and release the Company, Forward and their respective affiliates, subsidiaries, directors, officers, managers, employees, contractors, consultants, shareholders, members, successors, assigns, agents, and representatives (all of the foregoing collectively, the “releasees”) from any further obligation or liability with respect to the Executive’s rights under this Agreement. Other than payment and performance as aforesaid, none of the releasees shall have any further obligation or liability to the Executive or any other person or entity arising out of termination of the Executive’s employment under this Agreement except as expressly set forth in Exhibit I hereto. The Company’s payment of any severance or other amounts pursuant to this Agreement shall be subject to delivery by the Executive to the Company of a release in form and substance satisfactory to the Company releasing any and all claims the Executive, his estate, representatives, and assigns may have against the Company and any other releasee arising out of this Agreement, as substantially set forth in Exhibit I hereto.

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9.             RESTRICTIVE COVENANTS

(a)           Non-Competition. In connection with the Acquisition Agreement, including the transfer of goodwill, which Forward and the Company consider to be a valuable asset, and in exchange for good and valuable consideration offered to the Executive including the payments and benefits under this Agreement, the Executive agrees, during the Term of this Agreement and for 24 consecutive months thereafter beginning on the termination date (the “Restricted Period”), to run consecutively, beginning on the last day of the Term, not to (on Executive’s own behalf or that of any Person other than the Company), (i) engage in or assist others (other than the Company) in engaging in the Restricted Business in the Territory; or (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, director, officer, trustee or consultant (except as a passive investment of less than two percent (2%) of the outstanding equity securities of any Person listed on any national securities exchange or traded actively in any national over-the-counter market so long as such Party has no other relationship with such Person in violation of this Agreement).

For purposes of this Section 9(a), (i) “Restricted Business” means any business or activity that competes, directly or indirectly, with the business of providing medical device design and development services; and (ii) “Territory” means anywhere in the entire world. For the avoidance of doubt, Restricted Business also includes any activity that requires or may require the knowledge or disclosure of the Company’s or its affiliate’s and/or subsidiary’s trade secrets, proprietary information or other Confidential Information (as defined below).

(b)           Non-Solicitation of Employees. During the Restricted Period, to run consecutively, beginning on the last day of the Term, the Executive agrees (on Executive’s own behalf or that of any Person other than the Company), not to, directly or indirectly, hire or solicit any Person who is or was employed or engaged by the Company during the Restricted Period, or encourage any such employee or consultant to leave such employment or consulting position or hire any such employee or consultant who has left such employment or consulting position, except pursuant to a general solicitation which is not directed specifically to any such employees or consultants.

(c)           Non-Solicitation of Clients and/or Customers.

(i)             The Executive understands and acknowledges that because of the Executive’s experience with, and relationship to, the Company, the Executive will have access to information pertaining to the Company’s customers and clients including, but not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying such customers or clients and the products or services offered to same.

(ii)            During the Restricted Period, to run consecutively, beginning on the last day of the Term, the Executive agrees (on Executive’s own behalf or that of any Person other than the Company), not to, directly or indirectly, cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Company’s business (including any existing or former client or customer of Kablooe or the Company and any Person that becomes a client or customer of the Company’s business after the Closing), or any other Person who has a material business relationship with the Company’s business, to terminate or modify any such actual or prospective relationship. The Executive understands and acknowledges that a breach of this Section 9(c) will cause significant and irreparable harm to the Company and Forward.

(d)           Non-Disparagement. The Executive agrees and covenants that he will not, directly or indirectly, at any time during or after Executive’s employment with the Company, make, publish or communicate to any Person or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, Forward, or their respective businesses, or any of their respective subsidiaries, affiliates, and each of their respective employees, officers, directors, investors, shareholders, managers, members, beneficial owners and other associated third parties. The Company and Forward also agree to use reasonable efforts to cause Forward’s senior level executive management not to directly or indirectly make any defamatory or disparaging remarks concerning the Executive.

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(e)           Reasonableness of Restrictive Covenants.

(i)            The Executive agrees that the promises made in this Section 9 are reasonable and necessary for the protection of the Company’s legitimate business interests including, but not limited to: (i) the Confidential Information; client, customer, supplier or licensor, and vendor goodwill associated with the specific marketing and trade area in which the Company conducts its business; (ii) the Company’s substantial relationships with prospective and existing client, customer, supplier or licensor and referral sources; and (iii) a productive, competent and undisrupted workforce. The Executive agrees that the restrictive covenants in this Section 9 will not prevent the Executive from earning a livelihood in the Executive’s chosen business, they do not impose an undue hardship on the Executive, and that they will not injure the public. If any restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too broad a range of activities, or in too large a geographic area, that restriction shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

This Section 9 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation, or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by such law, regulation, or order. The Executive shall promptly provide written notice of any such court or agency order to the Board.

(f)            Upon the expiration or termination of this Agreement for any reason, the Executive shall promptly deliver to the Company all documents, papers and records in his possession relating to the business or affairs of the Company, Forward or any subsidiary or affiliate and that he obtained or received in his capacity as an employee or officer of the Company, Forward or any subsidiary or affiliate and any other Company, Forward, subsidiary or affiliate property or equipment in his possession or control.

(g)           In the event that either Party shall violate or be in violation of any provision of this Section 9 (which provisions the parties hereby acknowledge are reasonable and equitable), in addition to the parties right to exercise any and all remedies, legal and equitable, which it may have under applicable laws, the Executive shall not be entitled to any, and hereby waives any and all rights to, each and every, termination payment or benefit under this Agreement.

(h)           The Executive acknowledges and agrees that the provisions of Section 9 and Section 10 hereof constitute independent, separable and severable covenants, for which the Executive is receiving consideration, which shall survive the termination of employment, and which shall be enforceable by the Company notwithstanding any rights or remedies the Company may have under any other provision hereof.

10.           DISCLOSURE OF CONFIDENTIAL INFORMATION

(a)           Confidential Information.

(i)             For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to:  business processes, products, patents, sources of supply, customer dealings, client dealings, data, source code, business plans, practices, methods, policies, publications, research, operations, strategies, techniques, agreements, transactions, potential transactions, negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, work-in-process, databases, records, systems, supplier information, vendor information, financial information, results, legal information, marketing and advertising information, pricing information, design information, personnel information, developments, reports, internal controls, graphics, drawings, market studies, sales information, revenue, costs, notes, communications, algorithms, product plans, designs, models, ideas, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, distributor lists, and buyer lists of the Company, Forward or their respective subsidiaries, affiliates or any existing or prospective customer, client, supplier, investor or other associated third party, or of any other Person that has entrusted information to the Company in confidence. The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

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(ii)           The Executive recognizes, acknowledges and agrees that Executive has had and will continue to have access to secret and Confidential Information regarding the Company and/or Forward. The Executive acknowledges and agrees that such information is of great value to the Company and Forward, has been and at all times and shall remain the sole and exclusive property of the Company and Forward, as applicable, and will be acquired by Employee in the strictest of confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time during or after Employee’s employment hereunder, reveal, divulge or make known to any Person, any Confidential Information acquired by Executive during the course of his employment. The Executive agrees to use Executive’s best efforts to maintain the confidentiality of the Confidential Information during the course of, and at all times after, the Executive’s employment with the Company, including adopting and implementing all procedures prescribed by the Company to prevent unauthorized use of Confidential Information or disclosure of Confidential Information to any unauthorized Person. The Executive shall take all necessary administrative, technical, and physical actions necessary to secure and protect the confidentiality, integrity, and security of the Confidential Information, as well as any third-part financial information and Personally Identifiable Information received, accessed, or used by the Executive in the performance of the Executive’s duties. “Personally Identifiable Information” means information that, whether maintained or transmitted individually or in the aggregate with other information, and whether or not Confidential Information, allows a natural person to be identified, including, but not limited to, the name, birthday, address, telephone number, social security number or other unique identifiers of any natural person. The Executive agrees that he will not download, upload, or otherwise transfer copies of Confidential Information to any external storage media or cloud storage (except as authorized by the Company when necessary in the performance of the Executive’s duties for the Company and for the Company’s sole benefit).

(iii)          Notwithstanding the foregoing, the Executive shall have no confidentiality obligations with respect to any Confidential Information that: (i) is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of the Executive; (ii) is obtained or received by the Executive from a third party without similar restriction and without breach of any agreement; or (iii) is required to be disclosed under applicable law or judicial process.

(b)            Whistleblower Provision. Nothing contained in this Agreement shall be construed to prevent the Executive from reporting any act or failure to act to the Securities and Exchange Commission or other governmental body or prevent the Executive from obtaining a fee as a “whistleblower” under Rule 21F-17(a) under the Securities Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

(c)            Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”).  Notwithstanding any other provision of this Agreement, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing trade secrets under seal and does not disclose trade secrets, except pursuant to court order.

For purposes of Sections 3, 4, 5, 6, 9, 10, 11 and 12, the “Company” shall include Forward and their respective subsidiaries and affiliates.

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11.           PROPRIETARY RIGHTS

(a)           Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and that relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to United States and foreign: (i) patents, patent disclosures and inventions (whether patentable or not); (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (iii) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases; (iv) trade secrets, know-how, and other Confidential Information; and (v) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company. For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, marketing and advertising information and sales information.

(b)           Work Made for Hire; Assignment. The Executive acknowledges that, to the extent permitted by law, all Work Product consisting of copyrightable subject matter created by the Executive during his employment with the Company is a “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

(c)           Further Assurances; Power of Attorney. During and after the Executive’s employment, the Executive agrees to reasonably cooperate with the Company to: (i) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company a power of attorney to execute and deliver any such documents on the Executive’s behalf and in the Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, in the event the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). This power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

(d)           No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him by the Company.

(e)           Notice to Employee. THE FOREGOING NOTWITHSTANDING, THIS AGREEMENT DOES NOT APPLY TO AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF THE EMPLOYER WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON THE EMPLOYEE’S OWN TIME, AND (1) WHICH DOES NOT RELATE (A) DIRECTLY TO THE BUSINESS OF THE EMPLOYER OR (B) TO THE EMPLOYER’S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (2) WHICH DOES NOT RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.

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12.           SPECIFIC PERFORMANCE

(a)           The Executive acknowledges and agrees that:

(i)             the services to be rendered and covenants to be performed under this Agreement are of a special and unique character and that the Company and any subsidiary or affiliate would be irreparably harmed if such services were lost to it or if the Executive breached its obligations and covenants hereunder;

(ii)           the Company and Forward are relying on the Executive’s performance of the covenants contained herein, including, without limitation, those contained in Sections 9-11 above, as a material inducement for its entering into this Agreement;

(iii)          the Company and Forward may be damaged if the provisions hereof are not specifically enforced; and

(iv)           the award of monetary damages may not adequately protect the Company and Forward in the event of a breach hereof by the Executive.

(b)           By virtue thereof, the Executive agrees and consents that if the Executive breaches any of the provisions of this Agreement, the Company and Forward, in addition to any other rights and remedies available under this Agreement or under applicable laws, shall (without any bond or other security being required and without the necessity of proving monetary damages) be entitled to a temporary and/or permanent injunction to be issued by a court of competent jurisdiction restraining the Executive from committing or continuing any violation of this Agreement, or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy that the Company and Forward may have.

13.           MISCELLANEOUS

(a)           Entire Agreement; Amendment. This Agreement constitutes the entire employment agreement between the parties and may not be modified, amended or terminated (other than pursuant to the terms hereof) except by a written instrument executed by the parties hereto. All other agreements, written or oral, between the parties pertaining to the employment or remuneration of the Executive not specifically contemplated hereby or incorporated or merged herein are hereby terminated and shall be of no further force or effect.

(b)           Assignment; Successors. This Agreement is not assignable by the Executive and any purported assignment by the Executive of the Executive’s rights and/or obligations under this Agreement shall be null and void. Except as provided below, this Agreement may be assigned by the Company at any time, upon delivery of written notice to the Executive, to any successor to the business of the Company, or to any subsidiary or affiliate. In the event that another corporation or other business entity becomes a Successor of the Company, then this Agreement may not be assigned to such Successor unless the Successor shall assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if there had been no Successor. The term “Successor” as used herein shall mean any corporation or other business entity that succeeds to substantially all of the assets or conducts the business of the Company, whether directly or indirectly, by purchase, merger, consolidation or otherwise. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

(c)           Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not operate or be construed as a waiver of the right to insist upon strict adherence to that term or any other term of this Agreement on that or any other occasion.

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(d)           Provisions Overly Broad. In the event that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the court considering the same shall have the power and hereby is authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them, so that such term or provision is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement.

(e)           Notices. Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given on the date of delivery or, if mailed by certified mail, postage prepaid, return receipt requested, documented overnight courier, or by email, on the date mailed or emailed.

(i) (ii)

If to the Executive to:

Tom KraMer

8560 Cottonwood Suite NW, #100

Minneapolis, Minnesota 55433

Email: ideas@kablooe.com

If to the Company to:

Kablooe, Inc.

700 Veterans Memorial Highway, Suite 100

Hauppauge, NY 11788

Attention: Terry Wise, President

Email: twise@forwardindustries.com

with a copy (not constituting notice) to:

Forward Industries, Inc.

700 Veterans Memorial Highway, Suite 100

Hauppauge, NY 11788

Attention: Anthony Camarda, CFO

Email: acamarda@forwardindustries.com

(f)            Law Governing; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in New York without regard to conflict of law principles thereof. Each Party hereby (i) agrees to the exclusive jurisdiction of any state or federal court within Suffolk County, New York with respect to any claim or cause of action arising under or relating to this Agreement, and (ii) waives any objection based on forum non conveniens and waives any objection to venue of any such action.

(g)           Survival. All obligations of the Company to the Executive and the Executive to the Company shall terminate upon the termination of this Agreement, except as expressly provided herein. The provisions of Sections 4-11 shall survive termination of this Agreement.

(h)           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and each party may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Facsimile or electronic copies of this Agreement shall be of the same force and effect as the original.

(i)            Headings. The headings in this Agreement are for convenience of reference only.

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(j)              Representation. The Executive represents and warrants to the Company, and the Executive acknowledges that the Company has relied on such representations and warranties in offering to employ the Executive, that neither the Executive’s duties as an employee of the Company nor his performance of this Agreement will breach any other agreement to which the Executive is a party, including without limitation, any agreement limiting the use or disclosure of any information acquired by the Executive prior to his employment by the Company. In addition, the Executive represents and warrants and acknowledges that the Company has relied on such representations and warranties in employing the Executive that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith. If it is determined that the Executive is in breach or has breached any of the representations set forth herein, the Company shall have the right to terminate the Executive’s employment for Cause.

(k)           Remedies Cumulative. Except as otherwise provided herein, no remedy herein conferred upon a Party hereto is intended to be exclusive of any other remedy. No single or partial exercise by a Party hereto of any right, power or remedy hereunder shall preclude any other or further exercise thereof. All remedies under this Agreement or otherwise afforded to any Party, shall be cumulative and not alternative.

(l)            Further Instruments and Actions. The Parties agree to execute such further instruments and to take such further actions as may reasonably be necessary to carry out the intent of this Agreement.

(m)          Attorney’s Fees. In the event that any dispute between the Parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs, and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs, and expenses of appeals.

Signature Page Immediately Follows

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

THE EXECUTIVE

______________________________

Tom KraMer

EMAIL: ideas@kablooe.com

THE COMPANY

Kablooe, Inc., a New York corporation

By: ________________________________

Name: ______________________________

Its: ________________________________

EMAIL: ____________________________

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EXHIBIT I

1.             Release. This Release of Claims (the “Release”) is entered into by you as a condition precedent to receiving the severance and severance related benefits provided in the Employment Agreement to which this Exhibit I relates (the “Employment Agreement”). In exchange for the receipt of the severance and severance related benefits, you for yourself, your heirs and assigns and anyone else acting on your behalf, hereby voluntarily, knowingly and irrevocably and forever discharge the Company, each of its subsidiaries and affiliates, and their respective predecessors and successors, as well as each of their respective present, former, and future officers, directors, shareholders, employees, and agents, in both their individual and representative capacities, and each of their heirs and assigns (the “Releasees”) from all actions, claims, demands, causes of actions, obligations, damages, liabilities, expenses and controversies of any nature whatsoever, whether known or not now known or suspected , which you had, have or may have against the Releasees from the beginning of time up to and including the date you sign this Release (the “Waived Claims”). The Waived Claims that you forever and irrevocably give up and release when the Release becomes effective include, but are not limited to, all claims related to (i) your employment at each of the Company and its subsidiaries or affiliates or the termination of such employment, (ii) statements, acts or omissions by the Releasees, (iii) any express or implied agreement between you and the Releasees, (iv) wrongful discharge, defamation, slander, breach of express or implied contract, negligent and/or intentional misrepresentation or infliction of emotional distress, breach of an implied covenant of good faith and fair dealing, claims of intentional or negligent interference with economic, employment, or contractual rights or promissory estoppel, (v) any federal, state, or local law or regulation prohibiting discrimination in employment or otherwise regulating employment, including but not limited to, Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (ICRA), the Minnesota Human Rights Act, the Minnesota Equal Pay for Equal Work Law, the Minnesota Termination of Sales Representative Act, the Minnesota Whistleblower Act, the Minnesota Whistleblower Protection Laws, the Minnesota Parental Leave Act, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this Release in any manner, (vi) any claim for wages, commissions, bonuses, incentive compensation, vacation pay, employee benefits, expenses or allowances of any kind, or any other payment or compensation. You are not waiving or releasing any rights or claims that may arise after the date that you sign this Release.

2.             Termination and Severance Benefits. The Release does not affect your vested rights and eligibility for benefits under the Company 40l(k) Plan, or any other employee benefit plan covered by ERISA (other than a severance plan). Eligibility for benefits under these plans is determined by the applicable plan documents. The Release does not affect your right to reimbursement of expenses incurred but not reimbursed prior to the date you sign the Release, subject to the Company’s expense reimbursement policies. This Release does not affect your rights under any insurance policies held by the Company or any rights of indemnification, including those contained in the Company’s Articles or bylaws.

3.             No Suit. This Release does not impair any rights you have to file a charge of discrimination with a federal or state administrative agency; provided, however, that you acknowledge and agree that neither you nor your heirs, executors, administrators, successors or assigns will be entitled to any personal recovery in any proceeding of any nature whatsoever against the Releasees arising out of any of the matters released in Section 1. You represent and warrant that as of the date hereof, you nor anyone acting on your behalf has made or filed, commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against the Company, any subsidiary or affiliate thereof, and/or Releasees in any federal, state or local court, agency or investigative body.

4.             Representations. You acknowledge and agree that:

(a)            You have read and fully understand the legal effect and binding nature of the promises and obligations contained in this Release;

(b)            You are executing this Release freely and voluntarily;

EXHIBIT I

(c)            You have been advised to consult with legal counsel, at your own expense, before signing this Release;

(d)            You are receiving benefits as a condition to signing this Release and it becoming effective that you would not otherwise be entitled to receive but for this Release becoming effective;

(e)            You have not, during the term of your employment under the Employment Agreement or thereafter performed any act, or directed any other person or entity to perform any act on your or their behalf, the intended or proximate result of which would constitute a violation of the covenants to be performed by you referred to or set forth in the Employment Agreement, nor are there any agreements, arrangements, or understandings, written or oral, that would, if performed or acted upon, constitute such a violation;

(f)             There are no promises or representations that have been made to you to sign this Release except those that are included in the Employment Agreement and this Release; and

(g)            You have 21 days to consider this Release, although you may sign it sooner, and once you sign this Release, you have 7 days to revoke your consent to this Release. Any such revocation shall be made in writing by hand delivery, email, or overnight courier so as to be received by the Company prior to (or if by overnight courier, on or prior to) the 8th day following your execution of this Release; and if no such revocation occurs, this Release shall become fully effective on the 8th day following your execution of this Release. In the event that you do not sign within such 21-day period or you revoke your consent as permitted above, this Release shall be null and void.

5.             Employment Agreement. You further acknowledge and agree that the following provisions of the Employment Agreement are incorporated by reference into this Release as if fully set forth herein: 9 (Restrictive Covenants), 12 (Specific Performance) and 13 (Miscellaneous). You hereby reaffirm such sections and acknowledge and agree that such sections shall survive the termination of your employment for whatever reason and continue as set forth in the Employment Agreement.

6.             No Admission. This Release is not an admission of any liability or wrongdoing by you, the Company and/or any Releasee.

7.             No Reinstatement. By entering into this Agreement, you acknowledge that you (i) waive any claim to reinstatement and/or future employment with the Company or any subsidiary or affiliate and (ii) are not and shall not be entitled to any payments, benefits or other obligations from the Company or any subsidiary or affiliate thereof whatsoever (except as expressly set forth herein).

EXHIBIT I

Your signature below acknowledges that you knowingly and voluntarily agree to all of the terms and conditions contained in this Release.

Executive:	Date________________
Tom KraMer

FORWARD INDUSTRIES, INC.

[___________________________________________]	Date________________
Name Position

KABLOEE, INC.

[___________________________________________]	Date________________
Name Position

EXHIBIT I